FOR IMMEDIATE RELEASE

Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group Tel 949-574-3860 scott@liolios.com

TCS Reports Record Fourth Quarter 2007 Net Income on 22% Revenue Growth

Record GAAP Profitable Quarter at $2.4 Million or $0.06 Per Share;
Record Annual Revenue at $144.2 Million, up 15%; Annual EBITDA of $15.6 Million or $0.38 Per Share

ANNAPOLIS, MD – February 7, 2008 – TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS), a global leader in mission-critical wireless communications technology, reported record results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Results

•	Revenue was $37.1 million, an increase of 22% from $30.5 million in the fourth quarter of 2006 and about the same as the previous quarter.

•	GAAP net income was a record $2.4 million, or $0.06 per basic and diluted share, versus a net loss of $4.7 million or $(0.12) per basic share in the fourth quarter of 2006 and net income of $1.8 million or $0.04 per share in the previous quarter.

•	EBITDA (Earnings before Interest Taxes Depreciation and Amortization and noncash stock compensation) for the quarter was a record $5.8 million or $0.14 per basic and $0.13 per diluted share, a 21% increase from $4.8 million or $0.12 per basic and $0.11 per diluted share in the previous quarter, and a 49% increase from $3.9 million or $0.10 per basic and diluted share in the same year-ago quarter. (See important discussion about the presentation of EBITDA, below.)

•	Funded contract backlog at December 31 was $131 million, of which the company expects to recognize $85 million in the next 12 months. Total backlog was $232 million at year end. (The company’s total backlog includes options which the government has not yet incrementally funded and commitments to volume purchases from commercial customers that are subject to additional payments if not ordered in a fixed time period.)

Full Year 2007 Results

•	Revenue was a record $144.2 million in 2007, an increase of 15% from a previous record $124.9 million in 2006. Gross profit was $54.1 million, about the same as $54.5 million in 2006.

•	After a one time $2.5 million charge in the second quarter of 2007 resulting from refinancing a term loan, the full year GAAP loss from continuing operations was $1.0 million or $0.02 per share in 2007, versus a profit of $2.0 million or $0.05 per share in 2006.

•	Sales of all three discontinued Enterprise operating units were completed in the first half of 2007. Overall 2007 losses from the Enterprise business totaled $0.3 million as compared to $23.7 million in 2006, most of which represented noncash write-downs of intangible asset values.

•	EBITDA (continuing operations) was $15.6 million or $0.38 per basic and diluted share, versus $17.7 million or $0.45 per basic and $0.44 per diluted share in 2006. (See important discussion about the presentation of EBITDA, below.)

“Our company’s 2007 operating results demonstrate we have reached a new level of financial stability and profitability, said Maurice B. Tosé, TCS chairman, CEO, and president. “Adjusting for the nonrecurring cost of refinancing a loan, our continuing operations have generated two consecutive years of GAAP profits by focusing on network and satcom technology for wireless carriers and government customers. Our recent two year average of more than $16 million of annual EBITDA is in sharp contrast to the $4 million to $7 million run rate of the previous three years. This is a clear indication that our long term investments in text messaging, public safety and secure deployable satcom communication technology are paying off. And we believe that our investments in location based services (LBS) will follow the same pattern as our messaging success.”

Continued Tosé, “Early 2008 wireless carrier customer orders and government satcom vehicles established in 2006 and 2007 position TCS for higher profits. More significantly, our investments in patented technology have established TCS as a leader in LBS, secure satellite communications, and other high-margin wireless services.”

Fourth Quarter 2007 Operating Highlights

•	Intellectual property:

•	Patent enforcement. The company continued efforts to monetize its patents as well as use them to position the company for competitive advantages. Post-trial motions remain pending in the successful inter-carrier messaging patent lawsuit against Sybase that led to a May 2007 jury award of more than $10 million. No income has been recorded from the results of this case. In December 2007, the company filed a patent infringement lawsuit against Research In Motion Limited (RIM) for infringement of a TCS patent on technology that enables multiple wireless email accounts. TCS seeks damages for patent infringement as well as an injunction against RIM from further infringement.

•	Patents were issued in the United Kingdom, Germany, France and Denmark for an invention that prevents sending of unnecessary data to a wireless device, saving bandwidth for the operator and data usage fees for the user. The invention applies to updated repeat messages like weather, sports, and stock information.

•	A new operational support system patent was received for technology that enables applications and systems to be managed dynamically, regardless of the platform or programming technology. The invention allows wireless operators to centrally manage multiple applications in a more efficient manner.

•	-These new patents brought the total number of TCS patents to 56 with 190 applications pending. New funded government contracts awarded totaled $8.2 million in the quarter, including:

•	TCS is on the Verizon Business team, which is one of two teams selected by the U.S. General Services Administration (GSA) for its Washington Interagency Telecommunications System (WITS 3) prime contract awarded in November 2007. This represents a valuable new channel for sales to federal government agencies in the Washington, D.C. area. The four-year contract value available to the two teams is estimated at $1.8 billion, including all four annual optional extensions.

•	TCS and Glowlink Communications Technology, Inc., a premier manufacturer of satellite monitoring equipment, won a satellite hardware and services contract valued at approximately $8 million to support the spectrum management of the Wideband Global SATCOM Satellite (WGS) system. This contract includes continued support for the monitoring and service of the Defense Satellite Communications System (DSCS) satellites. This award is a follow-on contract to an earlier award in January valued at about $700,000 for spectrum management at two Wideband SATCOM Operations Centers (WSOCs).

Financial Highlights

Revenue and Gross Profit from continuing operations as compared to the Fourth quarter of 2006 (unaudited):

		Three months ended December 31
		2007			2006			Incr. (Decr.)
		Coml.	Govt.	Total	Coml.	Govt.	Total	Coml.	Govt.	Total

Revenue ($millions)

Services		$15.5	$7.0	$22.5	$14.9	$7.4	$22.3	$0.6	$(0.4)	$0.2
Systems		4.0	10.6	14.6	4.5	3.7	8.2	(0.5)	6.9	6.4

	Total revenue	$19.5	$17.6	$37.1	$19.4	$11.1	$30.5	$0.1	$6.5	$6.6

Gross profit ($millions)

Gross profit-services		$8.4	$1.4	$9.8	$7.4	$1.9	$9.3	$1.0	$(0.5)	$0.5
	As % of rev	54%	20%	43%	50%	26%	42%
Gross profit-systems		2.8	2.4	5.2	2.9	0.9	3.8	(0.1)	1.5	1.4
	As % of rev	70%	23%	36%	64%	23%	46%

	Total Gross Profit	$11.2	$3.8	$15.0	$10.3	$2.8	$13.1	$0.9	$1.0	$1.9

	As % of rev	57%	22%	40%	53%	25%	43%
		Twelve months ended December 31

		2007			2006			Incr. (Decr.)

		Coml.	Govt.	Total	Coml.	Govt.	Total	Coml.	Govt.	Total

Revenue ($millions)

Services		$58.8	$29.3	$88.1	$59.7	$28.6	$88.3	$(0.9)	$0.7	$(0.2)
Systems		16.5	39.6	56.1	17.2	19.3	36.5	(0.7)	20.3	19.6

	Total revenue	$75.3	$68.9	$144.2	$76.9	$47.9	$124.8	$(1.6)	$21.0	$19.4

Gross profit ($millions)

Gross profit-services		$29.4	$6.5	$35.9	$28.3	$7.5	$35.8	$1.1	$(1.0)	$0.1
	As % of rev	50%	22%	41%	47%	26%	41%
Gross profit-systems		11.5	6.7	18.2	12.0	6.7	18.7	(0.5)	-	(0.5)
	As % of rev	70%	17%	32%	70%	35%	51%

	Total Gross Profit	$40.9	$13.2	$54.1	$40.3	$14.2	$54.5	$0.6	$(1.0)	$(0.4)

	As % of rev	54%	19%	38%	52%	30%	44%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock compensation, excluding Enterprise Division operations.)

Commercial Segment Revenue and Gross Profit Highlights
Commercial segment gross profit for the fourth quarter was up 9% as compared to Q4 2006 on virtually flat revenue at $19.5 million. The commercial segment comprised 52% of overall revenue in the fourth quarter of 2007, versus 62% in the same year-ago period. During the quarter, a major carrier customer made its second quarterly purchase under the six-quarter text messaging license arrangement that was reported in mid 2007.

For the full year, revenue and gross profit from the commercial segment were about the same as 2006. A small decrease in systems revenue, which includes software licenses, was largely offset by higher services revenue in the year.

Government Revenue and Gross Profit Highlights
Revenue from government customers in the fourth quarter of 2007 was $17.6 million, up 59% over the same year-ago quarter, due to a near doubling of system sales. Gross profit for the quarter of $3.8 million represents a 36% increase over the fourth quarter of 2006. The 22% average gross margin from government revenue for the quarter reflects improvement from the 18%-19% margins earlier in the year.

For the full year, revenue from the government segment increased 44% to $68.9 million, while gross profit decreased from $14.2 million to $13.2 million as TCS used new contract vehicles to build new customer relationships and vendor volume through initial orders under major new federal contract vehicles. The five-year World Wide Satellite Systems vehicle which began in late 2006, the Army wireless point-to-point link contract, and Special Operations Command agreements — all of which were at early stages in 2007 -— are expected to generate substantial revenue in 2008. This is in addition to the continuing multi-year relationships with the Army’s Directorate of Information Management and Defense Telecom Services in Washington.

Operating Costs and Expenses
Fourth quarter 2007 R&D expense was $3.4 million, about the same run rate as the last five quarters. For the full year, research and development expense in 2007 was $13.1 million, up 4% from $12.6 million in 2006. R&D emphasis was on wireless location based service technology, Voice over IP public safety technology, and continuing improvement of the company’s messaging and secure satcom deliverables.

Sales and marketing expense in Q4 2007 was $2.9 million, about the same as the last six quarters. Total sales and marketing expenditures for 2007 were $11.9 million up 2% from $11.7 million in 2006.

General and administrative expenses in the fourth quarter were $4.5 million, down about 3% from the third quarter. For the year, G&A was up 14% to $19.3 million, reflecting higher legal expenses, including a spike in the second quarter due mainly to patent trial costs. While significant legal expenses have been paid in connection with patent litigation, no related revenue has been recorded pending the outcome of appeals and possible settlement discussions.

Total noncash charges to operating profit were $3.3 million in the fourth quarter and $15.5 million for the year. Increased noncash stock compensation expense (up from $3.1 million in 2006 to $4.3 million in 2007) was offset by lower depreciation and amortization of property, equipment (down from $8.0 million in 2006 to $6.2 million in 2007) as some equipment bought in 2003-2004 became fully depreciated.

Operating Profit and Net Income
Earnings before interest and discontinued operations were $2.7 million for the quarter and $3.4 million for the year. Net interest and financing expense for the quarter was $0.2 million, down from the 2006 quarterly average of $0.8 million following the company’s 2007 refinancing and debt reduction. Net income for the fourth quarter of 2007 was a record $2.4 million.

Liquidity and Capital Resources
At December 31, 2007 the company had $16.0 million of cash and equivalents, compared to $14.5 million at the beginning of the quarter. Sources of funds for the quarter were the company’s $5.8 million EBITDA and $0.8 million of proceeds from stock option exercises. Funds were used during the quarter for a $2.3 million increase in working capital, mainly receivables-related; $1.0 million of capital investments (including software development), $1.5 million principal reduction of net term debt and capital lease balances, and net cash interest and other items totaling $0.5 million.

Backlog

	12/31/2006	New Orders	Revenue	12/31/2007
Funded Contract Backlog ($mil)
Commercial	$42.8	$126.3	$(75.3)	$93.8
Government	$18.5	$87.1	$(68.9)	$36.7

Total Funded Contract Backlog	$61.3	$213.4	$(144.2)	$130.5
Customer Options	$22.4	$79.2	$—	$101.6

Total Backlog	$83.7	$292.6	$(144.2)	$232.1

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by TCS customers (mainly federal agencies), and for the company’s hosted services by multiplying the most recent month’s recurring revenue times the remaining months under existing long-term agreements, which the company believes is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but which have not yet been incrementally funded.

About the Presentation of EBITDA
EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. The company defines EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. The company presents EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

GAAP to non-GAAP Reconciliation	Three months ended December 31
(amounts in thousands)	2007	2006
Consolidated Statement of Operations Reconciliation	(unaudited)

Net income (loss) on a GAAP basis	$2,437		$(4,683)
Depreciation and amortization of property and equipment	1,479		1,759
Interest, financing, and other costs	207		1,001
Amortization of software development costs	409		341
Non-cash stock compensation expense	1,212		688
Amortization of acquired intangible assets	37		37
Writedown of discontinued operations intangibles	—		2,500
Income (loss) from discontinued operations	(61)		(2,292)

EBITDA from continuing operations	$5,842		$3,935

Consolidated Statement of Operations Reconciliation per Share

Net Income (loss) per share on a GAAP basis	$0.06		$(0.11)
Depreciation and amortization of property and equipment	0.03		0.04
Interest, financing, and other costs	0.00		0.02
Amortization of software development costs	0.01		0.01
Non-cash stock compensation expense	0.03		0.02
Amortization of acquired intangible assets	0.00		0.00
Writedown of discontinued operations intangibles	—		0.06
Loss from discontinued operations	(0.00)		0.06

EBITDA from continuing operations per share -Diluted	$0.13	$
	===================		0.10

EBITDA from continuing operations per share — Basic	$0.14	$
	===================		0.10

Shares used in calculation - Basic	42,173		39,688
Shares used in calculation — Diluted	44,305		41,341
GAAP to non-GAAP Reconciliation	Twelve months ended December 31

(amounts in thousands)	2007		2006
Consolidated Statement of Operations Reconciliation	(unaudited)

Net income (loss) on a GAAP basis	$(1,289)		$(21,695)
Depreciation and amortization of property and equipment	6,200		7,956
Interest, financing, and other costs	4,444		3,176
Amortization of software development costs	1,522		1,273
Non-cash stock compensation expense	4,333		3,116
Amortization of acquired intangible assets	148		147
Writedown of discontinued operations intangibles	—		15,500
Income (loss) from discontinued operations	(275)		(8,171)

EBITDA from continuing operations	$15,633		$17,644

Consolidated Statement of Operations Reconciliation per Share

Net Income (loss) per share on a GAAP basis	$(0.03)		$(0.54)
Depreciation and amortization of property and equipment	0.15		0.20
Interest, financing, and other costs	0.11		0.08
Amortization of software development costs	0.04		0.03
Non-cash stock compensation expense	0.10		0.08
Amortization of acquired intangible assets	0.00		0.00
Writedown of discontinued operations intangibles	—		0.39
Loss from discontinued operations	0.01		0.20

EBITDA from continuing operations per share -Diluted	$0.38	$
	===================		0.44

EBITDA from continuing operations per share — Basic	$0.38	$
	===================		0.45

Shares used in calculation - Basic	41,453		39,430
Shares used in calculation — Diluted	41,453		40,166
Shares used in calculation of diluted adjusted operating income/(loss)	41,453		40,166
Shares used in the calculation of GAAP diluted earnings per share are expected to be the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss and an adjusted operating

Conference Call
TCS will hold a conference call later today (Thursday, February 7, 2008) to discuss these fourth quarter and 2007 Fiscal Year financial results. The company’s chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 PM Eastern Time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-800-322-2803
International: 1-617-614-4925
Conference ID #: 67415778

The conference call will be broadcasted simultaneously on the company’s Web site at www.telecomsys.com. For the webcast, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949.574.3860.

A replay of the call will be available after 7:00 p.m. on the same day and until February 14, 2008:

Toll-free replay number: 1-888-286-8010
International replay number: 1-617-801-6888
Replay Pin #: 96272555

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems and engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless, cable and VoIP carriers around the world and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about (a) the Company’s statements about its backlog, including recognizing $85 million in the next 12 months and the anticipated value of unfunded contracts and commitments from commercial customers; (b) statements made by Mr. Tosé relating to the Company’s investments in certain technologies and its ability to realize higher profits, the Company’s belief regarding these technologies and the Company’s expectation regarding LBS; (c) the Company reaching a new level of financial stability and profitability, (d) the Company being positioned for higher profits based on prior year orders and contractual vehicles, (e) new contract vehicles representing valuable new sales channels, including the expected four-year contract value, (f) the expectation that certain existing contracts could generate substantial revenue in 2008, and (g) patent infringement suits and the possibility of related future revenue.

Additional risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

	TeleCommunication Systems, Inc.
	Consolidated Statements of Operations
	(amounts in thousands, except per share data)
	Three months ended		Twelve months ended
	December 31,		December 31
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Services	$22,510	$22,320	$88,062	$88,380
Systems	14,568	8,176	56,106	36,556

Total revenue	37,078	30,496	144,168	124,936
Direct costs of revenue
Direct cost of services revenue	12,674	12,974	52,161	52,540
Direct cost of systems	9,417	4,386	37,906	17,883

Total direct cost of revenue	22,091	17,360	90,067	70,423
Services gross profit	9,836	9,346	35,901	35,840
As a % of revenue	44%	42%	41%	41%
Systems gross profit	5,151	3,790	18,200	18,673
As a % of revenue	35%	46%	32%	51%

Total gross profit	14,987	13,136	54,101	54,513
Total gross profit as a % of revenue	40%	43%	38%	44%
Operating costs and expenses
Research and development expense	3,372	3,183	13,072	12,586
Sales and marketing expense	2,868	2,739	11,917	11,713
General and administrative expense	4,526	4,307	19,334	16,959
Depreciation and amortization of prop and equipment	1,479	1,759	6,200	7,956
Amortization of acquired intangible assets	37	37	148	147

Total operating costs and expenses	12,282	12,024	50,671	49,360

Income from operations	2,705	1,111	3,430	5,153
Cash interest expense	(343)	(476)	(1,776)	(1,751)
Non-cash financing cost
Amortization of debt discount and debt issuance expenses,
including $2,458 write-off in June 2007	(42)	(405)	(3,176)	(1,447)
Other income/(expense), net	178	(120)	508	22

Income from continuing operations	2,498	111	(1,014)	1,976
Loss from discontinued operations	(61)	(4,792)	(275)	(23,671)

Net income (loss)	$2,437	$(4,683)	$(1,289)	$(21,695)

Income/(loss) per share- basic
Income per share from continuing operations	$0.06	$0.00	$(0.02)	$0.05
Loss from discontinued operations	(0.00)	(0.12)	(0.01)	(0.60)

Net income/(loss) per share-basic	$0.06	$(0.12)	$(0.03)	$(0.55)

Income/(loss) per share- diluted
Income per share from continuing operations	$0.06	$0.00	$(0.02)	$0.05
Loss from discontinued operations	(0.00)	(0.13)	(0.01)	(0.60)

Net income/(loss) per share-diluted	$0.06	$(0.11)	$(0.03)	$(0.55)

Weighted average shares outstanding- basic	42,173	39,688	41,453	39,430

Weighted average shares outstanding- diluted	44,305	41,341	41,453	40,166

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
	(amounts in thousands)
	December 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,955	$10,358
Accounts receivable, net	20,424	21,544
Unbilled receivables	15,229	7,636
Inventory	5,373	5,293
Investment in marketable securities	873	-
Deferred costs and other current assets	3,688	2,818
Note receivable from sale of discontinued operations	1,000
Assets of discontinued operations	-	13,596

Total current assets	62,542	61,245
Property and equipment, net	11,209	12,853
Software development costs, net	4,406	4,402
Acquired intangible assets, net	709	856
Goodwill	1,813	1,813
Other assets	1,445	2,526

Total assets	$82,124	$83,695

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$17,374	$16,084
Deferred revenue	4,685	3,485
Borrowings under revolving credit line	-	-
Current portion of capital leases and notes payable	5,444	4,900
Liabilities of discontinued operations	-	11,400

Total current liabilities	27,503	35,869
Capital leases and notes payable, less current	10,657	12,721
portion and net of debt discount
Total stockholders’ equity	43,964	35,105

Total liabilities and stockholders' equity	$82,124	$83,695